UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 1, 2014 (April 28, 2014)

United Realty Trust Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-178651	45-3770595
(Commission File Number)	(IRS Employer Identification No.)

60 Broad Street, 34th floor New York, NY 10004
(Address, including zip code, of Principal Executive Offices)
(212) 388-6800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 28, 2014, United Realty Trust Incorporated (the “Company”), through its operating partnership, United Realty Capital Operating Partnership, L.P., became contractually bound through assignment and assumption from United Realty Capital, LLC, subject to certain conditions customary to closing, to close on a purchase and sale agreement, entered into on November 22, 2013 (the “PSA”) by and bewteen 82ND-17, LLC and United Realty Capital, LLC, pursuant to which the Company will acquire the fee simple interest in a commercial property located at 945 82nd Parkway in Myrtle Beach, South Carolina. The seller of the property is 82ND-17, LLC. The seller does not have a material relationship with the Company and the acquisition is not an affiliated transaction.

The property is a two-story, triple-net leased medical office building built in 1999, with 44,323 rentable square feet and 224 onsite outdoor parking spaces. Situated on three acres at the intersection of US-17 and 82nd Parkway, the property is situated in close proximity to Grand Strand Regional Medical Center (‘GSRMC”) at the entrance to a corridor of medical office buildings related to or directly serving GSRMC.

Pursuant to the terms of the PSA, the Company’s obligation to close upon the acquisition is subject to certain conditions customary to commercial property acquisitions. The Company anticipates closing the acquisition of the property on or before May 21, 2014. There can be no assurance that the acquisition will be consummated. The PSA contains customary representations and warranties by the seller.

The contract purchase price for the property is approximately $14.5 million exclusive of brokerage commissions and closing costs, at a capitalization rate of 7.95% (calculated by dividing annualized rental income less estimated annualized property operating costs by the base purchase price). The Company intends to fund the property’s purchase price with proceeds from its ongoing initial public offering. The Company intends to obtain a first mortgage loan on the property in the amount of $10.3 million, either at or after closing, although there can be no assurance that we will obtain a first mortgage loan.

The property is currently 100% leased to three tenants, all medical service providers. As of March 31, 2014, each tenant occupies more than 10% of the rentable square footage of the property. The first lease currently requires annualized rental income of approximately $333,000, is subject to 3.0% annual increases, expires in May 2020 and has no renewal option. The second lease requires annualized rental income of approximately $418,508, is subject to 2.0% - 4.0% annual increases based on CPI, expires in December 2019 and has two five-year renewal options by the tenant. The third lease requires annualized rental income of approximately $394,000, is subject to 2.0% - 4.0% annual increases based on CPI, expires in December 2019 and has two five-year renewal options by the tenant.

The table below shows the occupancy rate and the average effective annual rent per rentable square foot as of March 31 for each of the last five years:

	2014	2013	2012	2011	2010	2009
Occupancy rate	100%	100%	100%	100%	100%	*
Average effective annual rent per rentable square foot	$26.20	$25.66	$25.40	$24.67	$24.23	*

_________

* Data not available.

The table below sets forth the lease expiration information for each of the next ten years (annualized rental income in thousands):

Year Ending December 31,	Number of Leases Expiring	Total Rentable Square Feet of Expiring Leases	% of Leased Area Represented by Expiring Leases	Minimum Annual Rent Under Expiring Leases(1)	% of Total Annualized Rental Income(1) Represented by Expiring Leases
2014	—	—	—	—	—
2015	—	—	—	—	—
2016	—	—	—	—	—
2017	—	—	—	—	—
2018	—	—	—	—	—
2019	2	32,004	72%	$896,898	70%
2020	1	12,319	28%	$385,958	30%
2021	—	—	—	—	—
2022	—	—	—	—	—
2023	—	—	—	—	—

_________

(1)	As of December 31, 2013. Does not take into account any fixed or CPI-based annual increases.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2014, Joseph LoParrino announced that effective May 1, 2014 he will resign as Chief Accounting Officer and Treasurer of the Company and as Chief Accounting Officer of United Realty Advisors LP (the “Advisor”) in order to pursue other opportunities. Mr. LoParrino has confirmed to the Company’s Board of Directors that his resignation was not due to a disagreement with the Company or the Advisor on any matter relating to their operations, policies or practices. Mr. LoParrino has informed the Company that he will assist in the transition of responsibilities to his successor. The Company and the Advisor have initiated a search for a new Chief Accounting Officer or Chief Financial Officer for the Company and the Advisor.

A copy of the press release announcing Mr. LoParrino’s resignation is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Resignation Letter of Joseph LoParrino, dated April 28, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED REALTY TRUST INCORPORATED

Date: May 1, 2014	By:	/s/ Jacob Frydman
		Name:	Jacob Frydman
		Title:	Chief Executive Officer, Secretary and Chairman of the Board of Directors

Exhibit Index

Exhibit Number	Description

99.1	Resignation Letter of Joseph LoParrino, dated April 28, 2014